UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 30, 2019

Performance Food Group Company

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37578	43-1983182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12500 West Creek Parkway Richmond, Virginia	23238
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (804) 484-7700

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	PFGC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 30, 2019, PFGC, Inc. and Performance Food Group, Inc., each a wholly-owned subsidiary of Performance Food Group Company, entered into the Fourth Amended and Restated Credit Agreement (the “Amended Credit Agreement”) with Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, and the other lenders party thereto. The Amended Credit Agreement amends and restates the Third Amended and Restated Credit Agreement, dated May 17, 2019, with Wells Fargo Bank, National Association, as Administrative Agent and Collateral Agent, and the other lenders from time to time party thereto (the “ABL Facility”). The Amended Credit Agreement, among other things, (i) increases the aggregate principal amount available from $2.4 billion under the ABL Facility to $3.0 billion under the Amended Credit Agreement and (ii) extends the stated maturity date from May 17, 2024 under the ABL Facility to December 30, 2024 under the Amended Credit Agreement. Like the ABL Facility, the Amended Credit Agreement provides for up to $800,000,000 of uncommitted incremental facilities.

Borrowings under the Amended Credit Agreement bear interest, at Performance Food Group, Inc.’s option, at (a) the Base Rate (defined as the greater of (i) the federal funds rate in effect on such date plus 0.5%, (ii) the prime rate on such day, or (iii) one month LIBOR plus 1.0%) plus a spread or (b) LIBOR plus a spread. The Amended Credit Agreement also provides for an unused commitment fee at a rate of 0.250% per annum. The Amended Credit Agreement contains covenants requiring the maintenance of a minimum consolidated fixed charge coverage ratio if Alternate Availability (as defined in the Amended Credit Agreement) falls below the greater of (i) $200.0 million and (ii) 10% of the lesser of the borrowing base and the revolving credit facility amount for five consecutive business days.

The Amended Credit Agreement also contains customary restrictive covenants that include, but are not limited to, restrictions on the loan parties’ and their subsidiaries’ abilities to incur additional indebtedness, pay dividends, create liens, make investments or certain specified payments and dispose of assets. The Amended Credit Agreement provides for customary events of default, including payment defaults and cross-defaults on other material indebtedness. If an event of default occurs and is continuing, amounts due under the Amended Credit Agreement may be accelerated and the rights and remedies of the lenders may be exercised, including rights with respect to the collateral securing the obligations under such agreement.

Wells Fargo Bank, National Association, and some of the lenders party to the Amended Credit Agreement and their respective affiliates have various relationships with Performance Food Group Company and its subsidiaries in the ordinary course of business involving the provision of financial services, including cash management, commercial banking, investment banking or other services.

The foregoing description of the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the Amended Credit Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

10.1

Fourth Amended and Restated Credit Agreement, dated December 30, 2019, among PFGC, Inc., Performance Food Group, Inc., Wells Fargo, National Association, as Administrative Agent and Collateral Agent, the other borrowers from time to time party thereto, and the other lenders thereto.

104	Cover Page Interactive Data File (embedded within Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PERFORMANCE FOOD GROUP COMPANY

Date: December 31, 2019	By:	/s/ A. Brent King
A. Brent King
Senior Vice President, General Counsel and Secretary